UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 10

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GENERAL FORM FOR REGISTRATION OF SECURITIES

Under Section 12(b) or (g) of The Securities Exchange Act of 1934

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American First Financial, Inc.

(Name of Small Business Issuer in its charter)

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Florida	59-3707569
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

12900 Vonn Road Suite B102 Largo, Florida	33774
(Address of principal executive offices)	(Zip Code)

Issuer’s Telephone Number:  727-216-6436        Fax Number: 727-216-6438

Securities to be registered under Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Securities to be registered under Section 12(g) of the Act:

common stock, par value $.05 per share

(Title of class)

Convertible Preferred Stock: $.05 par

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

TABLE OF CONTENTS

Page

Item 1.    Business.

3

Item 2.    Financial Information.

5

Item 3.    Properties.

9

Item 4.    Security Ownership of Certain Beneficial Owners and Management.

9

Item 5.    Directors and Executive Officers.

10

Item 6.    Executive Compensation.

11

Item 7.    Certain Relationships and Related Transactions, and Director Independence.

12

Item 8.    Legal Proceedings.

13

Item 9.    Market Price of and Dividends on the Registrant’s Common Equity and Related
Stockholder Matters.

13

Item 10.   Recent Sales of Unregistered Securities.

15

Item 11.   Description of Registrant’s Securities to be Registered.

15

Item 12.   Indemnification of Directors and Officers.

16

Item 13.   Financial Statements and Supplementary Data.

16

Item 14.   Changes in and Disagreements with Accountants on Accounting and
Financial  Disclosure.

41

Item 15.   Financial Statements and Exhibits.

41

Item 1.

Business.

American First Financial, Inc. (“AFF”) is a Florida corporation formed in March, 2001. As part of our recent financial statements our auditor has expressed an opinion that based on our financial condition at the time “there is substantial doubt about the company’s ability to continue as a going concern”. That situation has changed considerably for the better since our 2009 fiscal year audited financial statement, as will be explained in detail as we progress through this filing. AFF is a mortgage origination firm that specializes in wholesale lending. Wholesale lending is the taking of retail mortgage loan originations from mortgage brokers and getting them closed and funded for them, as opposed to dealing directly with the retail customer. AFF’S operations are primarily the acceptance of loan submissions from mortgage brokers and then finding a lender that will do them. In the past AFF operated as the lender in that they underwrote broker loan submissions, closed them with lines of credit and then resoled those loans to banks and other lending institutions who then usually retained the mortgages for servicing. Some smaller, private lenders such as Eastern Savings Bank, would resell those same mortgages to other lenders. For quite some time now and in to the foreseeable future, AFF will take those same broker loan submissions and will then use the lender contacts of Global Lending Group, (an AFF shareholder), to close and fund those loans. AFF then pays the originating broker a referral fee equal to 2% of the loan amount. Global Lending Group, Inc. is a licensed mortgage lender. Global has national approvals to originate and sell loans including direct FHA and VA and agreements to sell loans to major Fannie Mae and Freddie Mac lenders. AFF does not have a designated market area. Through Global Lending we are capable of doing a loan in most states. As an example: we might get a loan from Alabama this week and never get another one.

Although, overall economic conditions have certainly contributed to the decline in income for AFF, we really operate independent of market conditions such as unemployment rates, foreclosures, building permits, price of homes and bankruptcy filings and therefore we don’t monitor any of those statistics since none of our operations would be changed by monitoring any of them. As an example: the price of homes in Florida has dropped an average of 45% in the last two years. Knowing that statistic means nothing to us and would not change anything we do. We do not consider any of those market conditions pertinent to our forward business plan which is creating more originations by acquisitions of small mortgage brokers.

AFF has what we call a “Net Branch Agreement” with Global Lending Group that allows AFF to take loan originations from mortgage brokers and submit those loans to Global for underwriting and funding. Under that agreement AFF is allowed to act as a branch of Global’s but, is allowed to keep all fees or profits of any kind from the closing of a loan. We have operated as a branch of Global’s since the signing of the agreement and intend to continue to do so. The agreement can only be cancelled by AFF. The agreement allows us to use Global’s licensing and therefore we need no licenses of our own. There are no legal ramifications for AFF acting as a branch of Global’s except as required by the agreement. One hundred percent of our loan business is done through Global. Global owns approximately 2% of the outstanding shares of AFF common stock. The main reason that AFF was able to negotiate such a favorable agreement with Global, is that AFF’S principle Mr. Stirling started the principle of Global in the mortgage business and they have remained good friends.

We market for loans to mortgage brokers around the country by way of faxing out a product list once a month and belonging to an Internet mortgage referral service called “Lender Lab”. Brokers looking for a particular loan product can go to their website, put in the loan details and receive a list of the mortgage companies that would do that loan. This service is free to AFF. Loans are given to Global for underwriting and approval. When approved they are closed and funded in Global’s name. AFF assumes no risk. All loans are closed and funded through Global, with their funds or lines of credit or directly by their lender Investors. AFF has not directly purchased any loans within the last three years and does not intend to do so in the future.

AFF markets loan products to mortgage brokers and small lenders who are to small, or do not have the required net worth to get approval to submit loans directly to the major lenders. The list of loan products consists of non-conforming and conforming loans. A non-conforming loan is a loan that fails to meet Fannie Mae or Freddie Mac criteria for funding. Reasons include the loan amount is higher than the conforming loan limits of Fannie Mae or Freddie Mac, lack of sufficient credit, the unorthodox nature of the use of funds, or the collateral backing it.

AFF can offer non-conforming loans on primary, secondary and investment properties. In addition, we will offer non-conforming loans to borrowers who would be considered poor credit risks, with a recent bankruptcy or loan default experience. This is an area that AFF is most competitive do to the lender approvals that Global Lending Group has. We do not keep records by number of loans done but, we know that since our beginning approximately eighty percent of all loans done were sub-prime or non-conforming. Global Lending has allocated at least $1,000,000 a month from it’s lines of credit for AFF loans if funded by Global and if the loans are funded directly by Global Investors, the funds are unlimited. AFF does not have any foreclosure or debt collecting responsibilities. Any such efforts would be undertaken by Global.

Sources of Funds

AFF is able to offer a broad range of products to such a diversified group of credit-quality borrowers because of the unique group of non-conforming loan investors that Global Lending has. AFF uses closing funds that are available to them from Global. AFF has not purchased or sold any loans within the last three years and does not intend to in the future.

Competition

Our competitors include a number of large financial institutions. These financial institutions generally have significantly greater resources and access to capital than we do, resulting in a lower cost of funds and a greater ability to do “conforming loans “ however, most of those financial institutions do not offer non-conforming or sub-prime loan products . Global has lenders that will do sub-prime and non conforming loans. One of those is Eastern Savings Bank. For conforming loans we compete by targeting our marketing to customers who are either to small to have access to these institutions or are not aware of their existence. As explained above a mortgage broker must meet certain net worth and experience requirements to be able to send loans directly to most lenders.

Employees

As of July 1, 2009, AFF had a staff of two people, including one in sales, marketing and administration, one in processing, submissions and closings. Both employees work on a commission basis.

Regulation

Our business is subject to extensive regulation by federal, state and local governmental authorities, including the Federal Trade Commission and the state agencies that license mortgage operations. Mortgage originators must comply with a number of federal, state and local consumer protection laws, including, among others, the Gramm-Leach-Bliley Act, the Fair Debt Collection Practices Act, the Real Estate Settlement Procedures Act, the Truth in Lending Act, the Fair Credit Reporting Act and the Homeowners Protection Act. These statutes apply to debt collection, foreclosure and claims handling, investment of and interest payments on escrow balances and escrow payment features, and they mandate certain disclosures and notices to borrowers. These requirements can and do change as statutes and regulations are enacted, promulgated or amended.

AFF operates as a branch of Global Lending under their licensing so, incurs only minor expense in adhering to any of the above mentioned regulations or requirements since all underwriting, closing and funding is done through Global and their Quality Control Department manages all of that.

Available Information

As a result of filing this Form 10, we will be required to file an annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K. The public may read or copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. The address of that site is www.sec.gov.

Item 2.

Financial Information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our results of operations, consolidated financial condition and capital resources and liquidity should be read in conjunction with our Financial Statements and the related notes, all included elsewhere in this Form 10.

Forward-Looking Statements

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this registration statement. This registration statement contains certain forward-looking statements and our future operating results could differ materially from those discussed herein. Certain statements contained in this discussion, including, without limitation, statements containing the words "believes", "anticipates," "expects" and the like, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, as we will issue “penny stock,” as such term is defined in Rule 3a51-1 promulgated under the Exchange Act; we are ineligible to rely on these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions of the forward-looking statements contained herein to reflect future events or developments.

Summary

As stated above, as a note to recent financial statements our auditor expressed an opinion that based on our financial condition, there was “substantial doubt about the company’s ability to continue as a going concern”. Since that time the situation has changed considerably for the better and the current opinion of management is that AFF will continue as a going concern long enough to attract investor dollars and grow the mortgage business through acquisitions to the point of positive cash flow. The whole purpose of this filing is to become a “reporting company” so that we may move to the “Bulletin Board Exchange” and thereby increase the desire for our stock so that we can attract investment dollars and acquisitions. In the mean time, we have moved our office to a free rental space and have cut our other overhead to approximately $800.00 a month which can be covered by current cash flow. Some time ago we purchased an investment property in South Carolina from Global Lending that they had obtained in a foreclosure. In April of this year we sold the property and although at a loss, it allowed us to pay off or pay down some debts and gave us some working capital. We also have a number of investors that will buy private placement stock from us if necessary.

Results of Operations

The year ended March 31, 2009 and 2008

The following summary data is presented for the year ended March 31, 2009 and 2008:

For the Years Ended March 31,	2009	2008	% change
Revenues: Origination Fees and Points	$48,338	$271,908	-82%
Commissions and other direct costs	18,476	116,883	-84%
Gross Margin	29,862	155,025	-81%
Operating expenses:	89,873	179,196	-50%
Net income (loss)	$(60,011)	$(24,171)	148%

Revenues

For the years ended March 31, 2009 and 2008, revenues were $48,338 and $271,908, respectively. Revenue decreased in the current quarter due to general economic conditions which included the demise of a several investors that Global Lending was selling loans to. Those that did not go out of business revised their loan programs to seriously restrict their previous lending practices. Gross margin decreased in the current year, based on the decrease in volume. Gross margin, as a percentage of sales, increased primarily due to reductions in earned commissions. The recent trends in the mortgage business are towards lower numbers in all areas including number of loans, size of loans, gross margins and commissions thereby drastically reducing income for the above mentioned periods and for the foreseeable future. The causes of these declines are a direct result of the following facts. First and foremost, is the decline in available mortgage products due to a great number of major lenders either going out of business or seriously curtailing their lending programs. The number and type of available mortgage products has been greatly reduced. Also, the credit requirements for borrowers has been vastly increased. As an example, three years ago a borrower with a 580 credit score could obtain a loan to purchase a home equal to 90%, or even as high as 95% of the purchase price. In the current market, that same borrower would have to take a sub-prime loan with a minimum down payment of 20%.Previously, a credit worthy borrower with a score of 620 or above could obtain a loan equal to 95% or even 100% of the purchase price. Today, those products are not available any where, regardless of the borrowers score. The second factor is the reduction in real estate values nationally. On average, residential real estate values nationally have declined 35%. In Florida which is now AFF’s main market concentration, the decline approximates 45%. This of course, results in lower loan amounts which in turn results in less income per loan. Factors such as the number of foreclosures, bankruptcies or anything to do with the commercial real estate market, does not effect AFF’s potential income since foreclosures and bankruptcies still result in sales and in most cases require mortgages and AFF does not do commercial loans. Going forward, it has been determined that the best way for AFF to increase volume and income is through acquisitions of other originators, coupled with the trend for some lenders starting to introduce new loan products to the market.

Operating Expenses

Operating expenses were incurred in the amount of $89,873 for the year ended March 31, 2009, compared to $179176 for the comparative year ended March 31, 2008. The overall, change was due to a decrease in general and administrative expenses, particularly professional expenses and stock-based compensation. Professional expense decreases are related to the Company’s initial preparation for public trading occurring in the prior year.

Net Loss

The Company incurred a net operating loss for the year ended March 31, 2009 in the amount of $60,011 compared to net loss of $24,171 for the year ended March 31, 2008. The change in the year earnings is directly related to the decrease in sales and gross margin.

The following summary data is presented for the year ended March 31, 2009 and 2008:

	2009	2008	% change
Current assets	$1,037	$10,192	-90%
Total Assets	118,494	224,471	-47%

Total current liabilities	77,230	143,196	-46%
Total liabilities	77,230	143,196	-46%
Total stockholders' equity	41,264	81,275	-49%

Working Capital	(76,193)	(133,004)	-43%
Net Cash (Used) Provided by Operating Activities	(54,309)	10,664	-609%

For the Three and Six Month periods ending September 30, 2009

	2009	2008
For the Three Months Ended September 30,
Origination Fees	$8,022	$––
Commissions and closing costs	4,538	––
Gross Margin	3,484	––
Operating expenses:	100,846	11,322
Net income (loss)	$(97,362)	$(11,322)

	2009	2008
For the Six Months Ended September 30,
Origination Fees	$10,329	$22,500
Commissions and closing costs	5,827	8,600
Gross Margin	4,502	13,900
Operating expenses:	135,210	37,367
Net income (loss)	$(130,708)	$(23,467)

Revenues

Revenues were $8,022, $0, 10,329 and $22,500 for the three and six month periods ended September 30, 2009 and 2008, respectively.  Revenue decreased on a year over year base due to general economic conditions.  Contribution margin decreased in the current year, based on the decrease in volume.  Revenues in the near term are not considered, by management, to be increasing, as the national credit and housing market remain unstable. It is not possible to predict the near-term revenues, however, it is management’s opinion that future closings will return to moderate levels.

Operating Expenses

Operating expenses were incurred in the amount of $100,846, $11,322, $135,210 and $37,367 for the three and six month periods ended September 30, 2009 and 2008, respectively. The increase in the three month period ended September 30, 2009, compared to the three months ended September 30, 2008 was due to the charge of compensation expense for amounts advanced to the majority shareholder. The amounts, totaling $98,459 were accumulated advances that were deemed to be forgiven for past services. Excluding this charge, there was a net reduction of operating expenses, due to a reduction of fixed operating expenses.  For the six months ended September 30, 2009, there were significant reductions to the fixed and operating expenses, when considering the 2009 expenses included the above mentioned $98,459 compensation and a $27,963 loss from the sale of investment property.  Excluding the compensation charge and the loss on the investment property, expenses would have decreased approximately $28,000.  The overall, change was due to a reduction in general and administrative expenses, as AFF has restructured its operating methodology to a variable cost expense structure. Fixed expenses (rent, salaries, etc) have been eliminated and only variable costs (commissions) are dependent on the origination of fees. However, there remains a constant expense for professional expenses related to AFF’s public reporting requirements.

Net Loss

For the three month periods ended September 30, 2009, the Company recognized a loss of $97,362 compared to a loss of $11,322 for the comparable three month period of 2008. Excluding the compensation and investment property loss, referenced above, there was a reduction in fixed operating expenses.  The Company incurred a net operating loss for the six month periods ended September 30, 2009 and 2008 in the amount of $130,708 and $23,467. The increase in loss for the comparable 2009 period was primarily due to the recognized compensation to the executive for amounts receivable, charged as compensation and a loss in the sale of investment property, in the amount of $98,459 and $27,963, respectively. Future amounts advanced to shareholder will be reviewed as compensation or be classified, upon the determination and nature of the circumstances related to the borrowings or advances. Management does not anticipate that any material advances will occur. There are no other properties held for resale, in which expectation exists to have additional losses of this nature. Loans to the President, Mr. Stirling have been re-classified to compensation and there are no further loans anticipated.

Liquidity and Capital Resources

The following summary data is presented for the period ended September 30, 2009 (unaudited) and for the year ended March 31, 2009 (audited):

	Sept 30, 2009	March 31. 2009
	(unaudited)	(audited)	%change
Current assets	$5,950	$1,037	474%
Total Assets	10,286	118,494	-91%

Total current liabilities	77,230	77,230	0%
Total liabilities	77,230	77,230	0%
Total stockholders' equity	(66,944)	41,264	-262%

Working Capital	(71,280)	(76,193)	-6%
Net Cash (Used) Provided by Operating Activities	(3,452)	(15,133)	-77%

The current economic conditions have negatively affected our business model. There is an abundance of demand for refinancing, however the credit markets do not offer the supply of loan products with which to fund these requests, therefore mortgage financing has decreased, as has our closings on mortgages. Additionally, there has been a decrease in the overall number of housing sales and real estate values further reducing the number of transactions requiring mortgage financing and the amounts of those mortgages.

Cash used in operations had significantly increased, primarily for expenses incurred in operations for legal and professional fees related to the public filings. However those requirements have decreased significantly and we anticipate being able to fund any amounts needed in the next twelve months.

We were financing our operations primarily through operating activities. Those activities have not always been adequate for the cash requirements of the business.  From time to time it is necessary for the company to increase cash through the sale of stock through private investors or through temporary loans from and by the majority shareholder. We believe we can currently satisfy our cash requirements for the next twelve months with our current cash and expected revenues from operations. We cannot assure investors that adequate revenues will be generated. Even without sufficient revenues, due to the current economic conditions, in the next twelve months, we anticipate that proceeds received from securities sales and or, the attainment of proceeds from temporary debt financing will enable AFF to continue with operations.

In an effort to sustain our liquidity, during the six months ended September 30, 2009, we liquidated our investment of property located in South Carolina.  Due to market conditions, we liquidated this property at below estimated market value, however, management considered the liquidation to be necessary for the purposes of cash flow. The sale resulted in approximately $32,000 of operating cash after closing expenses.

As reflected in the unaudited financial statements, as of September 30, 2009, we have an accumulated deficit of $861,331 and negative working capital of $71,280. For the six month period ended September 30, 2009 we incurred negative cash used in operations in the amount of $3,452. These issues raise substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to maintain profitability and or attain funding through additional share sale or debt financing. The unaudited financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

At September 30, 2009 the Company had minimal cash to meet current obligations. The Company may rely upon the issuance of common stock and additional capital contributions from shareholders to fund any operating shortfall.

Off-Balance Sheet Arrangements

We have no off balance sheet arrangements.

Significant Accounting Policies and Recent Accounting Developments

For additional information regarding significant accounting policies and other recent accounting pronouncements, see Note 1 to our Interim Financial Statements and Note 1 to our Audited Financial Statements.

Item 3.

Property.

Currently, we do not occupy any rental property.  Our office is temporarily being provided through property owned by the majority shareholder.

Our office is at the following address:

•

Address: 12900 Vonn Road Suite B102 Largo, FL 33774

•

Size: 400 square feet

•

Landlord: None

•

Term: Month to Month

•

Monthly Rent: 0

•

This property is adequate for our current needs.

We do not intend to renovate, improve, or develop properties. Our policy with respect to investments in real estate mortgages is set forth in “Business,” above. Specifically, business assumes no credit risk, originating mortgages that are closed in the name of Global Lending Group, using their funds. Further, we do not intend to invest in securities of or interests in persons primarily engaged in real estate activities.

Item 4.

Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control. Mr. Stirling had an employment agreement that among other rights gave him the right to receive an annual bonus of 500,000 shares of common stock. Subsequent to March 31, 2009 Mr. Stirling cancelled the employment agreement and therefore does not now have the right to any further bonuses.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address of the shareholders is 12900 Vonn Road Suite B102 Largo FL 33774.

Name	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
J. R. STIRLING	17,500,000	64.9%
WILLIAM BLACKSHEAR	2,000,000	10.0%
TONI BEHR	425,000	2.1%
JOHN AND PATRICIA GACA	1,000,000	5.0%

All officers and directors as a group [3 persons] [1]	20,925,000	73.8%	%

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

Item 5.

Directors and Executive Officers.

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officer is as follows:

Name	Age	Position
John R. Stirling	69	President, Secretary and Director

John R. Stirling has been President, Secretary and Director since March 2001.

The two other previous Directors, Toni Behr and William Blackshear did not wish to be re-elected do to personal and business obligations and a desire to allow some individuals to serve who might have a more direct relationship to AFF’s core business.

Family Relationships

There are no family relationships among our officers and directors.

Legal Proceedings

No officer, director, promoter or significant employee has been involved in the last five years in any of the following:

•

Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•

Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

•

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Item 6.

Executive Compensation.

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Principal Executive Officer.

Name	Title	Year	Commission	Bonus	Stock awards	Option * awards	Non equity Incentive plan compen- sation	Non qualified deferred compensation	All other Compensation	Total
Mr. J. R. Stirling	President	2008	$17,550	0			0	0	0	$17,550
		2007	$35,305	0		16,000	0	0	0	$51,305

Summary Equity Awards Table

The following table sets forth certain information for our executive officers concerning unexercised options, stock that has not vested, and equity incentive plan awards as of September 30, 2009.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Mr. J. R. Stirling	0	0	0	$0	None	0	($)0	0	($)0

Narrative disclosure to summary compensation and option tables

Mr. Stirling’s management agreement has been cancelled and we now have a verbal employment agreement with him, the principal provisions of which are as follows:

•

Term: Month to month.

•

Compensation: Commissions at the discretion of the Company related to sales.

•

Termination: By mutual agreement upon 30 days notice.

At no time during the last fiscal year with respect to any person listed in the Table above was there:

•

any outstanding option or other equity-based award re-priced or otherwise materially modified (such as by extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined;

•

any waiver or modification of any specified performance target, goal or condition to payout with respect to any amount included in non-stock incentive plan compensation or payouts;

•

any option or equity grant;

•

any non-equity incentive plan award made to a named executive officer;

•

any nonqualified deferred compensation plans including nonqualified defined contribution plans; or

•

any payment for any item to be included under All Other Compensation in the Summary Compensation Table.

Board of Directors

Director Compensation

Name	Year ended March 31, 2008	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
J. R. Stirling,	0	0	0	0	0	0	0	0
William M. Blackshear, Jr. M.D	0	0	0	0	0	0	0	0
Toni Behr	0	0	0	0	0	0	0	0

Narrative to Director Compensation Table

We have no compensation arrangements (such as fees for retainer, committee service, service as chairman of the board or a committee, and meeting attendance) with directors.

Item 7.

Certain Relationships and Related Transactions, and Director Independence.

The Company has a Demand Promissory Note in the amount of $69,030 with Toni Behr, a former member of the Board of Directors. The note pays interest at the rate of twelve percent and is callable at any time. Subsequent to March 31, 2009 the note was called and repayment negotiations are currently in process. It was used for working capital.

The company had made certain loans to its President Mr. Stirling over several years as way for Mr. Stirling to defer income. There were no documents relating to those loans. They have since been cancelled and the sums declared as income to him.

Through an agreement dated March 2, 2002 and in exchange for 500,000 shares that were given to Justin Moulton, principal of Global Lending Group, Inc. We utilize the licenses and approvals of Global Funding Group for loan origination and funding. At funding, the loans become the property of Global Funding Group. The agreement is perpetual and may only be cancelled by AFF. This agreement is valued at “fair market value”. There is no affiliation between AFF Officers or Directors and Global Lending Group, Inc. other than AFF does 100% of its loan business through Global and the principle of Global and Mr. Stirling are good friends. At the time of the agreement the granting of the stock gave Global approximately 4% ownership. Currently, their ownership approximates 2%.

The amounts and terms of the above transactions may not necessarily be indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent third parties.

Corporate Governance and Director Independence.

The Company has not:

•

established its own definition for determining whether its directors and nominees for directors are “independent” nor has it adopted any other standard of independence employed by any national securities exchange or inter-dealer quotation system, though our current director would not be deemed to be “independent” under any applicable definition given that he is an officer of the Company; nor

•

established any committees of the board of directors.

Given the nature of the Company’s business, its limited stockholder base and the current composition of management, the board of directors does not believe that the Company requires any corporate governance committees at this time.

As of the date hereof, the entire board serves as the Company’s audit committee.

Item 8.

Legal Proceedings.

From time to time the Company may be a party to litigation matters involving claims against the Company. Currently the Company has been named as a defendant in a lawsuit for unsolicited advertisement. Management does not believe the merits of the claim of $500 with possible treble damages assessment up to $1,500. Due to the uncertainty of outcome, the Company has not accrued any potential liability. The Company does not believe this matter or any other unasserted claims that may exist would have a materially adverse effect on the Company’s financial position or results of operations.

Item 9.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

Our common stock trades on the Pink Sheets under the trading symbol “AFRS.” The figures set forth below reflect the quarterly high and low bid information for shares of our common stock during the last two years, as reported by the Pink Sheets. These quotations reflect inter-dealer prices without retail markup, markdown, or commission, and may not represent actual transactions. Our stock commenced trading in April 2007. There is currently very little if any trading in our stock and there have been no public trades this year and only three trades in the last twelve months. There has been no public trading by any of our officers or directors. There has been some private placement shares sold to our officers directors, and non-related individuals in the last twelve months and those people understand that in our current position, they will have difficulty selling any of those shares and may be unable to sell them for prolonged periods. There has no public trading of shares by any of our officers, directors, or employees.

Quarter Ended	High	Low
March 31, 2009	.05	.045
December 31, 2008	.05	.045
September 30, 2008	.05	.045
June 30, 2008	.05	.045
March 31, 2008	.05	.045
December 31, 2007	.05	.04
September 30, 2007	.05	.04
June 30, 2007	.05	.04
March 31, 2007	.05	.01

Penny Stock Considerations

Our shares are "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse, is considered an accredited investor.

In addition, under the penny stock regulations, the broker-dealer is required to:

•

Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•

Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•

Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

•

Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

We intend to secure a qualification for our securities to be quoted on the OTC Bulletin Board once this registration statement is effective and the SEC staff has indicated they have no further comments. To have our shares of Common Stock qualified for quotation on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our Common Stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with FINRA, but as of the date of this Prospectus, no filing has been made. Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for FINRA to issue a trading symbol and allow sales of our Common Stock under Rule 144.

Sales of our Common Stock under Rule 144

There are 8,857,205 shares of our common stock held by non-affiliates, both employees and non-employees, and 12,925,000 shares held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities.

In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. These restrictions do not apply to non-affiliates after a holding period of one year but continue to apply for affiliates regardless of their holding period. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities. All 8,857,205 shares held by non-affiliates have been held for at least 6 months.

Holders

As of the date of this registration statement, we had approximately 332 shareholders of record of our Common Stock.

Dividends and Distributions

We have not declared any cash dividends on our Common Stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission We will voluntarily send an annual report to shareholders containing audited financial statements.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form 10. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

Item 10.

Recent Sales of Unregistered Securities.

In 2007 and 2008, we sold an aggregate of 10,175,000 shares to our 3 officers and directors and 7 other individuals at prices ranging from $.01 to $.05 per share for total aggregate consideration of $211,750. The total number of shares sold to the 7 non-related individuals was 2,050,000 at an average price of $.01 per share. To date in 2009 we sold an additional 500,000 shares to officers and directors and 1,600,000 private placement shares to 5 non-related individuals at an average price of $.015 a share.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•

None of these issuances involved underwriters, underwriting discounts or commissions.

•

Restrictive legends were and will be placed on all certificates issued as described above.

•

The distribution did not involve general solicitation or advertising.

•

The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

Item 11.

Description of Registrant’s Securities to be Registered.

Common Stock

We are authorized to issue 50,000,000 shares of common stock with $0.05 par value per share. As of the date of this registration statement, there were 19,982,205 shares of common stock issued and outstanding held by 327 shareholders of the record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Preferred Stock

We are authorized to issue 5,000,000 shares of Preferred Stock in series, as fixed by the Directors, with a par value of $.05 per share. As of the date of this Registration Statement, there are no Preferred Shares outstanding, with all shares of Preferred Stock previously issued having been converted to common stock or cancelled.

Preferred Stock may be issued in series, with preferences and designations, as the Board of Directors may, from time to time, determine. The Board may, without shareholders approval, issue Preferred Stock with voting, dividend, liquidation, and conversion rights that could dilute the voting strength of our common shareholders, and may assist management in impeding an unfriendly takeover or attempted changes in control. There are no restrictions on our ability to repurchase or reclaim our preferred shares while there is any arrearage in the payment of dividends on our Preferred Stock.

Item 12.

Indemnification of Directors and Officers.

Pursuant to Section 607.0850 of the Florida Statutes, the Registrant has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our By-laws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Florida law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

Item 13.

Audited Financial Statements and Supplementary Data.

American First Financial, Inc.

As of March 31, 2009 and 2008

Contents:

Balance Sheet 18 Statement of Operations 19 Statement of Stockholders' Equity 20 Statement of Cash Flows 21 Notes to the Financial Statements As of March 31, 2009 and 2008 22

Report of Independent Registered Public Accounting Firm

Board of Directors

American First Financial, Inc.

Clearwater, Florida

We have audited the accompanying balance sheet of American First Financial, Inc. as of March 31, 2009 and 2008and the related statements of operations, stockholders’ equity, and cash flows for the years ended March 31, 2009 and 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal controls over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provided a reasonable basis for our opinion.

In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2009 and 2008 and the results of its operations and its cash flows for the years ended March 31, 2009 and 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred recurring net losses, resulting in negative cash flows and negative working capital. There are limited financial assets in which to satisfy any future cash requirements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Randall N. Drake

Randall N. Drake, CPA, PA

Certified Public Accountants

Clearwater, Florida

August 11,2009

American First Financial, Inc.

Balance Sheet

	As of March 31,
	2009	2008
Assets
Current assets
Cash	$1,037	$10,192
Total current assets	1,037	10,192

Property & equipment, net of accumulated depreciation of $6,503 and $4,835, respectively	5,170	6,838

Loans to shareholders	52,287	147,441
Property, held for sale	60,000	60,000

Total Assets	$118,494	$224,471

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$8,200	$24,166
Notes payable, current	––	50,000
Demand notes payable	69,030	69,030
Total liabilities	77,230	143,196

Stockholders' Equity
Redeemable Convertible Preferred Stock: $5 par 5,000,000 shares authorized (Series A & B) 0 and 2,000 Series B shares issued and outstanding, respectively	––	100
Common Stock, $.05 par value, 50,000,000 shares authorized; 21,082,205 and 10,007,205 shares issued and outstanding, respectively	1,054,110	500,360
Additional paid-in capital	128,392	662,042
Accumulated other comprehensive income	(410,615)	(410,615)
Accumulated Deficit	(730,623)	(670,612)
Total stockholders' equity	41,264	81,275
Total Liabilities and Stockholders' Equity	$118,494	$224,471

The auditor’s report and notes are an integral part of these financial statements.

American First Financial, Inc.

Statement of Operations

	For the Years Ended
	March 31,
	2009	2008
Revenues: Origination Fees and Points	$48,338	$271,908

Commissions and other direct costs	18,476	116,883

Gross Margin	29,862	155,025

Operating expenses:
Selling	3,226	4,299
General and administrative	55,959	114,196
Professional expenses	8,700	7,632
Stock Based Compensation	20,000	25,000
Depreciation	1,668	2,335
Interest expenses	320	25,734
Total operating expenses	89,873	179,196

Net income (loss)	$(60,011)	$(24,171)

Earnings (loss) per share, primary and dilutive	$(0.00)	$(0.00)

Weighted average shares outstanding primary and dilutive	18,290,698	6,811,383

The auditor’s report and notes are an integral part of these financial statements.

American First Financial, Inc.

Statement of Stockholders' Equity

				Accumulated
			Additional	Other		Stock
	Common		Paid in	Comprehensive	Accumulated	Holders'
	shares	$.05 par	Capital	Income	Deficit	Equity
Balance March 31, 2007	9,257,205	$462,860	$644,242	$(410,615)	$(646,441)	$50,446

Conversion of Convertible Preferred Stock	600,000	30,000	(29,700)			––

Conversion of Debt	150,000	7,500	22,500			30,000

Stock based compensation	500,000	25,000				25,000

Forgiveness of stock compensation	(500,000)	(25,000)	25,000			––

Net income					(24,171)	(24,171)

Balance March 31, 2008	10,007,205	$500,360	$662,042	$(410,615)	$(670,612)	$81,275

Cancellation of preferred stock			100			––

Direct sale of common stock	11,075,000	553,750	(533,750)			20,000

Net loss					(60,011)	(60,011)

Balance March 31, 2009	21,082,205	$1,054,110	$128,392	$(410,615)	$(730,623)	$41,264

The auditor’s report and notes are an integral part of these financial statements.

American First Financial, Inc.

Statement of Cash Flows

	For the Years Ended March 31,
	2009	2008
Cash Flows from Operating Activities:
Net (loss)	$(60,011)	$(24,171)
Adjustment to reconcile Net Income to net cash provided by operations:
Depreciation	1,668	2,335
Stock-based compensation	20,000	25,000
Changes in assets and liabilities:
Accounts payable and accrued expenses	(15,966)	7,500
Net Cash (Used) Provided by Operating Activities	(54,309)	10,664

Cash Flows from Financing Activities:
Proceeds from issuance of common stock	20,000	––
Net (loans to) repayment of stockholder loans	25,154	(24,332)
Net Cash (Used) Provided by Operating Activities	45,154	(24,332)

Net decrease in Cash	(9,155)	(13,668)

Cash at beginning of period	10,192	23,860

Cash at end of period	$1,037	$10,192

Supplemental cash flow information:
Interest paid	$10,092	$13,083
Taxes paid	$937	$––

Non-cash transactions:
Preferred stock was cancelled and retired without compensatory or a conversion payment, effectively contributed to equity.
For the year ended March 31, 2009, $20,000 of compensation was non-cash payment reduction of shareholder loans.

The auditor’s report and notes are an integral part of these financial statements.

American First Financial, Inc.

Notes to the Financial Statements
As of March 31, 2009 and 2008

Note 1

Organization, Business Operations and Summary of Significant Accounting Policies

Organization and Business Operations

American First Financial, Inc. (“AFF”) is a Florida corporation formed in March, 2001. AFF is a mortgage origination firm that specializes in wholesale lending. Wholesale lending is the taking of retail mortgage loan originations from mortgage brokers and getting them closed and funded for them, as opposed to dealing directly with the retail customer. AFF’S operations are primarily the acceptance of loan submissions from mortgage brokers and then finding a lender that will do them. In the past AFF operated as the lender in that they underwrote broker loan submissions, closed them with lines of credit and then resoled those loans to banks and other lending institutions who then usually retained the mortgages for servicing. Some smaller, private lenders such as Eastern Savings Bank, would resell those same mortgages to other lenders. AFF no longer holds or sells loans. AFF only acts as a broker agent. We close loans as an originator branch of Global Lending, using their line of credit or the funding of one of their Investors. We do not hold notes for any period of time. There is no credit risk. For quite some time now and in to the foreseeable future, AFF will take broker loan submissions and will then use the lender contacts of Global Lending Group, (an AFF shareholder), to close and fund those loans. AFF then pays the originating broker a referral fee equal to 2% of the loan amount. Global Lending Group, Inc. is a licensed mortgage lender Global has national approvals to originate and sell loans including direct FHA and VA and agreements to sell loans to major Fannie Mae and Freddie Mac lenders.

Summary of Significant Accounting Policies

Basis of Presentation

The Company prepares its financial statements in conformity with generally accepted accounting principles in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable and have been discussed with the Board of Directors; however, actual results could differ from those estimates.

In the opinion of management, all adjustments consisting of normal recurring adjustments necessary for a fair statement of (a) the result of operations for the year ended March 31, 2009 and 2008; (b) the financial position at March 31, 2009, and (c) cash flows for the year ended March 31, 2009 and 2008 have been made.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Information

The Company’s balance sheets include the following financial instruments: cash, loans from shareholders, accounts payable, accrued expenses and note payable to stockholder. The carrying amounts of current assets and current liabilities approximate their fair value due to the relatively short period of time between the origination of these instruments and their expected realization. The carrying values of the note payable to stockholder approximates fair value based on borrowing rates currently available to the Company for instruments with similar terms and remaining maturities.

Cash and Cash Equivalents

The majority of cash is maintained with a major financial institution in the United States. Deposits with this bank may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed on demand and, therefore, bear minimal risk. The Company considers all highly liquid investments purchased with an original maturity of six months or less to be cash equivalents.

Revenue Recognition

AFFI receives origination fees for the origination of loans and recognizes these when the earnings process has been completed and documented through filings with local governmental agencies, generally at closing. Some loan fees are received in the form of a discount or premium on loans sold; these are recognized as origination income when received.

Mortgages, Loan Loss Reserves and Capitalization

AFFI does not hold mortgages for investment and thereby does not calculate loan loss reserves and is not subject to any minimum capital requirements by the State or any regulatory agency. AFFI utilizes the licenses of Global Lending Group, a related party (See Note 8), for closing and funding any loans that need funding until their sale. These loans are the property of Global Lending Group at closing and as such, are not reflected on the financial statements of AFFI.

Real Estate Owned

The Company currently owns no real estate.

The investment property was sold subsequent to the audited financial statements. The property was always marketed for sale, as our intentions were not long-term in nature. Due to market conditions, we were forced to hold for a longer period, however the property was always actively listed with a local real estate agency. We no longer hold any property for investment and do not have any recourse to any mortgage loans, nor do we intend to have any recourse of future loans.

The property was liquidated subsequent to the year end.  Periodically and at the time of the audited financial statements, we had current appraisal of the holdings value, based on the local real estate market.  The property was originally valued at our acquired cost, which was below the current market value; however, we did not receive any offers through 2007, whereby we did impair the property value by approximately 10%.  At the time we believed that the valuation was accurate and relied upon the local real estate valuations. The subsequent sale was less than the carrying value, however, we believe that we accepted a below market offer for the purpose of cash flow and were not confident that the market would not deteriorate further, so the cash offer was accepted.

Mortgage Servicing

The company currently does no mortgage or loan servicing and does not intend to in the near future.

Property and equipment

Property and Equipment is stated at cost. Depreciation is computed by the straight-line method over estimated useful lives. The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment exists at March 31, 2009 and 2008.

Investment in Property and Other Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable. When required impairment losses on assets to be held and used are recognized based on the fair value of the asset. The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required. If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets. The Company did not recognize any impairment losses for any periods presented.

Stock Options

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Accounting Standards (SFAS) No. 123 (Revised 2004), “Share-Based Payment” (SFAS 123R). SFAS 123R requires all share-based payments to employees, including grants of employee stock options to be recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

Advertising

The costs of advertising are expensed as incurred. Advertising expenses were $2,298 and $3,240 for the years ended March 31, 2009 and 2008, respectively. Advertising expenses are included in the Company’s selling operating expenses.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes,” which requires use of the liability method. SFAS No. 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purpose, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

Earnings (Loss) Per Share

The Company follows SFAS No. 128, “Earnings Per Share.” Basic earnings (loss) per share calculations are determined by dividing net income (loss) by the weighted average number of shares outstanding during the year. Diluted earnings (loss) per share calculations are determined by dividing net income (loss) by the weighted average number of shares. There are no share equivalents and, thus, anti-dilution issues are not applicable.

Recently Issued Accounting Pronouncements

Current Adoption of New Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160; Noncontrolling Interest in Consolidated Financial Statements, and amendment of ARB 51, which changes the accounting and reporting for minority interest. Minority interest will be recharacterized as noncontrolling interest and will be reported as component of equity separate from the parent's equity, and purchases or sales of equity interests that do not result in change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the date of the income statement and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. SFAS No. 160 is effective for the Company beginning January 1, 2009 and will apply prospectively, except for the presentation and disclosure requirements, which will apply retrospectively. The adoption of SFAS 160 had no impact on the Company’s balance sheet or results of operation.

In March 2008, the Financial Accounting Standards Board issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. SFAS No. 161 requires additional disclosures related to the use of derivative instruments, the accounting for derivatives and the financial statement impact of derivatives. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008. The adoption of SFAS No. 161 did not impact the Company's financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). SFAS 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The Company’s adoption of SFAS 162 did not have a material effect on our results of operations and financial condition.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts – an interpretation of FASB Statement No. 60”. This statement requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. SFAS No. 163 also clarifies how SFAS No. 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities to increase comparability in financial reporting of financial guarantee insurance contracts by insurance enterprises. SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, except for some disclosures about the insurance enterprise’s risk-management activities of the insurance enterprise be effective for the first period (including interim periods) beginning after issuance of SFAS No. 163. Except for those disclosures, earlier application is not permitted. The Company has assessed the impact of SFAS No. 163 on its financial position and results of operations and determined it to have no effect on the operations or financial condition.

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1 “Accounting for Convertible Debt instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. As we do not have convertible debt, the adoption of FSP APB 14-1 has had no effect on our results of operations and financial condition.

In April 2008, the FASB issued FSP FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). The intent of FSP FAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other applicable accounting literature. FSP FAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of FSP FAS 142-3 has had no impact on its results of operations or financial condition.

In June 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”), which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the computation of earnings per share under the two-class method described in SFAS No. 128, Earnings per Share. FSP EITF 03-6-1 is effective retrospectively for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The adoption of FSP EITF 03-6-1 did not materially impact the Company’s financial condition and results of operations.

In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP 157-3”), to clarify the application of the provisions of SFAS 157 in an inactive market and how an entity would determine fair value in an inactive market. FSP 157-3 was effective upon issuance and applies to the Company’s current financial statements. The application of the provisions of FSP 157-3 did not affect the Company’s results of operations or financial condition for the period ended March 31, 2009.

In June 2008, the FASB issued EITF No. 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock, effective for financial statements issued for fiscal periods and interim periods beginning after December 15, 2008. EITF No.07-5 provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. The adoption of EITF No. 07-5 did not have a material effect on the Company’s financial statements.

Future Adoption of New Accounting Pronouncements

In December 2008, the FASB issued FSP SFAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets. FSP SFAS 132(R)-1 requires an employer to provide certain disclosures about the assets held by its defined benefit pension or other postretirement plans. The required disclosures include the investment policies and strategies of the plans, the fair value of the major categories of plan assets, the inputs and valuation techniques used to develop fair value measurements and a description of significant concentrations of risk in plan assets. FSP SFAS 132(R)-1 is effective for fiscal years ending after December 15, 2009. The Company does not expect the adoption of FSP SFAS 132(R)-1 to have a material impact on its Financial Statements.

In April 2009, the FASB issued FSP SFAS No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. Under FSP SFAS No. 157-4, transactions or quoted prices may not accurately reflect fair value if an entity determines that there has been a significant decrease in the volume and level of activity for the asset or the liability in relation to the normal market activity for the asset or liability (or similar assets or liabilities). In addition, if there is evidence that the transaction for the asset or liability is not orderly, the entity shall place little, if any weight on that transaction price as an indicator of fair value. FSP SFAS No. 157-4 is effective for periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009 subject to the early adoption of FSP SFAS No. 115-2 and SFAS No. 124-2. The Company did not elect to early adopt FSP SFAS No. 157-4; however, it does not expect the adoption to have a material impact on its Financial Statements.

In April 2009, the FASB issued FSP SFAS No. 115-2 and SFAS No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (“FSP SFAS No. 115-2”). FSP SFAS No. 115-2 provides new guidance on the recognition and presentation of other-than-temporary impairments (“OTTI”) for fixed maturity securities that are classified as available-for-sale and held-to-maturity if management does not intend to sell the impaired security and it is more likely than not it will not be required to sell the impaired security before the recovery of its amortized cost basis. The Company does not have investments in fixed maturity securities and, accordingly, expects no impact from adoption of this pronouncement.

In April 2009, the FASB issued FSP SFAS No. 107-1 and Accounting Principles Board (“APB”) No. 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP SFAS No. 107-1”). FSP SFAS No. 107-1 amends SFAS No. 107, Disclosures about Fair Value of Financial Instruments to require fair value of financial instrument disclosure in interim financial statements and amends APB No. 28, Interim Financial Reporting, to require those disclosures in all interim financial statements. The provisions of FSP SFAS No. 107-1 are effective for interim periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company did not elect to early adopt FSP SFAS No. 107-1; however, it does not expect the adoption to have a material impact on its Financial Statements.

Note 2

Going Concern

The accompanying audited financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which assumes the realization of assets and satisfaction of liabilities in the normal course of business, for the Company to continue as a going concern.

As shown in the accompanying financial statements, AFFI incurred operating loss for the years ended March 31, 2009 and 2008. Although the Company does not have a history of losses and maintains a positive net worth, there remains an accumulated deficit and a working capital deficit at March 31, 2009. AFFI has limited financial resources with which to satisfy any future cash requirements and until such time as AFFI is able to raise additional capital or generate positive cash flow from operations, these conditions raise substantial doubt about the Company’s ability to continue as a going concern. AFFI’s ability to achieve and maintain profitability and positive cash flow is dependent upon AFFI's ability to generate mortgages and thereby origination fees at a rate sufficient to meet obligations and costs. Management plans to fund its future operations by obtaining additional financing and continuing to grow the mortgage origination base. However, there is no assurance that AFFI will be able to grow the business or to obtain additional financing from investors or private lenders and, if available, such financing may not be on commercial terms acceptable to AFFI or its shareholders. The key factors that are not within the Company's control and that may have a direct bearing on operating results include, but are not limited to, acceptance of the Company's business plan, the ability to raise capital in the future, the ability to expand its customer base, and the ability to hire key employees to provide services. There may be other risks and circumstances that management may be unable to predict.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 3

Property and Equipment

Property and equipment, as of March 31, consist of:

	2009	2008
Equipment	$11,673	$11,673
Less accumulated depreciation	6,503	4,835
	$5,170	$6,838

Depreciation of property and equipment was $1,668 and $2,335 for the years ended March 31, 2009 and 2008, respectively.

Note 4.  Real Estate Owned

The investment property was sold subsequent to the audited financial statements. The property was always marketed for sale, as our intentions were not long-term in nature. Due to market conditions, we were forced to hold for a longer period, however the property was always actively listed with a local real estate agency. We no longer hold any property for investment and do not have any recourse to any mortgage loans, nor do we intend to have any recourse of future loans.

The property was liquidated subsequent to the year end.  Periodically and at the time of the audited financial statements, we had current appraisal of the holdings value, based on the local real estate market.  The property was originally valued at our acquired cost, which was below the current market value; however, we did not receive any offers through 2007, whereby we did impair the property value by approximately 10%.  At the time we believed that the valuation was accurate and relied upon the local real estate valuations. The subsequent sale was less than the carrying value, however, we believe that we accepted a below market offer for the purpose of cash flow and were not confident that the market would not deteriorate further, so the cash offer was accepted.

Note 5

Options

Option awards under the employee incentive stock option plan (“EISOP”) provide that the strike price shall not be less than the fair market value of the common stock on the date of grant and that no portion of any option award may be exercised beyond ten years from that date. Options granted under the EISOP, in prior years, were issued for past performance and therefore vest immediately at the date the options were granted.

A summary of the activity of the Company’s options for the years ended March 31, 2009 and 2008 is as follows:

			Weighted Average		Remaining
	Options	Options	Intrinsic	Exercise	Contractual
	Outstanding	Vested	Value	Price	Term
Options, March 31, 2006	2,300,000	2,300,000	$0.007	$.05	7.25 years
Granted	––	––
Exercised	––	––
Forfeited	––	––
Options, March 31, 2007	2,300,000	2,300,000
Granted	––	––
Exercised	––	––
Forfeited	––	––
Options, March 31, 2008	2,300,000	2,300,000

The following table summarizes information regarding options outstanding at March 31, 2009:

Weighted Average:
Dividend yield	0.0%
Risk-free interest rate	1.39%
Expected life in years	3.0
Expected price volatility	10.0%

All options were fully vested as of March 31, 2009 and 2008. The Company recorded equity-based compensation expense on its options related to SFAS 123(R) of approximately $16,000 for the years ended March 31, 2007.

No additional expense has been recorded regarding these options and no additional options have been issued. There were no options exercised during the years ended March 31, 2009 and 2008.

Note 6

Income Taxes

The Company has not recognized any deferred tax assets in association with capital losses incurred from marketable equity securities transactions, due to tax limitations and uncertainties concerning its ability to generate taxable income in future periods. The tax benefit for the periods presented is offset by a valuation allowance (100%) established against deferred tax assets arising from the securities capital losses and other temporary differences, the realization of which could not be considered more likely than not. In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not.

The Deferred Tax Asset as of March 31 is as follows:

	2009	2008
Income tax provision (benefit) at statutory rate	$(20,400)	$(8,200)
State income tax expense (benefit), net of federal benefit	(2,000)	(800)
Subtotal	(22,400)	(9,000)
Less reserve for allowance	22,400	9,000
Deferred Tax Asset	$––	$––

Net deferred tax assets and liabilities were comprised of the following:
Net Operating Losses	$(14,600)	$300
Stock-based Compensation	(16,800)	(9,300)
	(31,400)	(9,000)
Less reserve for allowance	31,400	9,000
Deferred Tax Asset	$––	$––

As of March 31, 2008, the Company has net long-term capital losses of approximately $410,000 and unused Net Operating Loss carryforwards of approximately $16,000 which begins to expire in 2028. Differences in financial statement accumulated deficit and taxable losses resulting in Net Operating Losses are due to permanent non-deductible stock transactions.

Note 7

Equity

The company has two classifications of stock:

Preferred Stock

Preferred Stock includes 5,000,000 shares authorized at a par value of $0.05. Preferred Stock has been issued as Series A and Series B Preferred Stock. Preferred Stock has liquidation and dividend rights over Common Stock, which is not in excess of its par value. The Series B Preferred Stock was issued with conversion rights without a mandatory redemption feature. Each share of Series B Preferred Stock is convertible into 100 shares of common. There was no beneficial conversion features to the Series B Preferred Stock and therefore, no valuation adjustment was considered to be required. Each share of Preferred Stock is entitled to 100 common share equivalent votes. In 2007 all except 2,000 shares of the outstanding Series B Preferred Stock was converted to common shares. During 2008 the remaining 2,000 outstanding Preferred Shares, held by the majority common stock shareholder, were retired and treated as additional contribution to capital.

 Common Stock

Common Stock includes 50,000,000 shares authorized at a par value of $0.05. The holders of Common Stock and the equivalent Preferred Stock, voting together, shall appoint the members of the Board of the Directors. Each share of Common Stock is entitled to one vote.

Accumulated Other Comprehensive Income (Loss)

The following is an overview of the specific facts of the transaction, regarding realized loss on marketable equity securities:

As part of the initial phase of capitalization, a non-controlling equity investment in an unaffiliated entity was received in exchange for common stock. As there was no ready market value of the AFFI’s issuing stock, the stock was valued at the fair market value of the stock received, which was also the basis of the equity of the individual (majority shareholder after the completion of the stock issuance). The stock received was held as available for sale. The value of the stock diminished and eventually sold at a loss in 2007, resulting in the reduction of equity.

In accordance with paragraph 14 of SFAS 115 the amounts should have been reported in earnings, as originally recorded, since the amounts were held available for sale. The amounts have been segregated in the statement of equity, since the amounts do not represent earnings or losses from business operations.

Note 8

Earnings per Share

Due to the net operating loss, all options and conversions are considered anti-dilutive and therefore only basic calculation is provided. Basic weighted average per share excludes items that would have been included in the fully-diluted weighted average shares. Shares that would be included would be, if exercised, options held by Officers and Directors (2,300,000 common share equivalents).

Note 9

Related Party Transactions

As of March 31, 2009, the Company has a Demand Promissory Note in the amount of $69,030 with a member of the Board of Directors. The note pays interest at the rate of twelve percent and is callable at any time. The purpose for the additional debt was in used for operating cash flow requirements. Subsequent to March 31, 2009, the loan was called. Repayment negotiations are currently in process.

The Company collected interest and principal on a mortgage note that was purchased by a member of its Board of Directors. The Company received no income from this servicing for the years ended March 31, 2009 and the agreement was concluded as of March 31, 2009. The servicing of the loan was considered ancillary to the operations. We were not in the business of servicing loans and do not have a standard fee structure to assess the services provided. As such, we omitted the servicing value, as the amount of the loan was immaterial. The loan terminated during 2008.

The Company has Loans to Shareholder that represents loans to Mr. Stirling, President in the amount of $52,287 and $147,441 as of March 31, 2009 and 2008, respectively. The amount included $100,000 due for the issuance of common stock. The amounts receivable from Mr. Stirling were incorrectly not imputed for reasonable interest rate. The original intention was that amounts advanced were to be compensation at a later date, to be determined on profitability.  We have charged the receivable as compensation in the current period.

Mr. Stirling declined acceptance of the annual stock bonus, since the current operations are currently unprofitable. Since the stock is payable, with the Company’s intention to pay and Mr. Stirling’s ability to receive the stock, the economic transaction would be to recognize the compensation expense, as was recorded. Mr. Stirling’s decline of issuance is therefore reflected as a contribution to the Company’s net worth at the same value as the compensation recognized. We believe that the economic substance was recorded as a contribution. The increase of approximately $95,000 was through the issuance of a note receivable from Mr. Stirling for $100,000 of stock, as this was not compensation, it was recorded as a receivable. Subsequent (in the current quarter) all amounts due from Mr. Stirling have been recorded as compensation as the amounts were determined to be compensation.

For the year ended March 31, 2008, Mr. Stirling, President was contractually entitled to a Bonus of 500,000 shares of Common Stock. The stock was recorded at the par value, which was equivalent to the last traded fair value and the offered price of the Company’s common stock on market. The Company recorded the compensation for the year at the trading value, resulting in compensation, included in operating expenses, for the year end statements ended March 31, 2008. In March 31, 2008, the President forgave the distribution of this stock compensation provision. The contract stipulating the bonus payment was terminated during the year March 31, 2009; therefore no compensation was recognized in 2009. Compensation expense is recognized in the amount of $0 and $25,000 for the years ended March 31, 2009 and 2008, respectively.

The valuation of the additional $16,000 ($41,000 included $25,000 for stock based compensation) was erroneously included in the December 31, 2008 statements, as the amount pertained to March31, 2008 quarter, which should have been excluded in the 2008 numbers. This was an accounting error, duplicating the original entry. This amount was in error and adjusted in the annual accounting for March 31, 2009.

Through an agreement, in exchange for shares that were given to Global Lending Group, AFFI utilizes the licenses of Global Funding Group for loan origination and funding. At funding the loans become the property of Global Funding Group.

Note 10

Commitments and Contingencies

The Company has limited needs for office space and subleases office space on a month to month arrangement. The Company has not entered into any lease arrangement plan. AFFI has no known future commitments. Rent expense was $1,200 and $3,900 for the years ended March 31, 2009 and 2008, respectively. On June 1, 2009 the company moved it’s office to a space for which it pays no rent.

From time to time the Company may be a party to litigation matters involving claims against the Company. Currently the Company has been named as a defendant in a lawsuit for unsolicited advertisement. Management does not believe the merits of the claim of $500 with possible treble damages assessment up to $1,500. Due to the uncertainty of outcome, the Company has not accrued any potential liability. The Company does not believe this matter or any other unasserted claims that may exist would have a materially adverse effect on the Company’s financial position or results of operations.

Item 14.

Unaudited Financial Statements and Supplementary Data.

American First Financial, Inc.

As of September 30, 2009 (unaudited) and March 31, 2009 (audited)

and for the three and six months ended September 30, 2009 and 2008

Contents:

Financial Statements: Balance Sheet 32 Statement of Operations 33 Statement of Cash Flows 34 Notes to the Financial Statements 35

American First Financial, Inc.

Balance Sheet

	September 30, 2009	March 31. 2009
	(unaudited)	(audited)
Assets
Current assets
Cash	$5,950	$1,037
Total current assets	5,950	1,037

Property & equipment, net of accumulated
depreciation of $7,337 and $6,503, respectively	4,336	5,170

Loans to shareholders	––	52,287
Investment in property	––	60,000

Total Assets	$10,286	$118,494

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$8,200	$8,200
Demand notes payable	69,030	69,030
Total current liabilities	77,230	77,230

Notes payable	––	––

Total liabilities	77,230	77,230

Stockholders' Equity
Common Stock, $.05 par value, 50,000,000 shares authorized; 22,582,205 and 10,007,205 shares issued and outstanding, respectively	1,129,110	1,054,110
Additional paid-in capital	75,892	128,392
Accumulated other comprehensive income	(410,615)	(410,615)
Accumulated Deficit	(861,331)	(730,623)
Total stockholders' equity	(66,944)	41,264

Total Liabilities and Stockholders' Equity	$10,286	$118,494

The accompanying audit report and notes are an integral part of these financial statements.

American First Financial, Inc.

Statement of Operations

(unaudited)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2009	2008	2009	2008
Origination Fees	$8,022	$––	$10,329	$22,500

Commissions and closing costs	4,538	––	5,827	8,600

Gross Margin	3,484	––	4,502	13,900

Operating expenses:
Selling	––	495	––	1,486
General and administrative	1,720	9,345	6,794	28,177
Professional expenses	250	1,000	1,000	6,700
Compensation	98,459	––	98,459	––
Depreciation	417	417	834	834
Interest expenses	––	65	160	170
Loss on sale of property	––	––	27,963	––
Total operating expenses	100,846	11,322	135,210	37,367

Net income (loss)	$(97,362)	$(11,322)	$(130,708)	$(23,467)

Earnings (loss) per share,
primary and dilutive	$(0.00)	$(0.00)	$(0.01)	$(0.00)

Weighted average shares outstanding
primary and dilutive	21,271,246	14,184,123	20,897,273	11,048,986

The accompanying audit report and notes are an integral part of these financial statements.

American First Financial, Inc.

Statement of Cash Flows

(unaudited)

	For the Six Months Ended
	September 30,
	2009	2008
Cash Flows from Operating Activities:
Net (loss) income	$(130,708)	$(23,467)
Adjustment to reconcile Net Income to net
cash provided by operations:
Depreciation	834	834
Loss on sale of property	27,963
Compensation, forgiveness of shareholder loan	98,459
Changes in assets and liabilities:
Accounts payable and accrued expenses	––	7,500
Net Cash (Used) Provided by Operating Activities	(3,452)	(15,133)

Cash Flows from Financing Activities:
Proceeds from sale of property	32,037
Proceeds from issuance of common stock	22,500	––
Proceeds from issuance of note payable	––	––
Net (loans to) repayment of stockholder loans	(46,172)	2,742
Net Cash (Used) Provided by Operating Activities	8,365	2,742

Net decrease in Cash	4,913	(12,391)

Cash at beginning of period	1,037	23,860

Cash at end of period	$5,950	$11,469

Supplemental cash flow information:
Interest paid	$160	$170
Taxes paid	$––	$––

American First Financial, Inc.

Notes to the Financial Statements

As of September 30, 2009

Note 1

Organization, Business Operations and Summary of Significant Accounting Policies

Organization and Business Operations

American First Financial, Inc. (“AFF”) is a Florida corporation formed in March, 2001. AFF is a mortgage origination firm that specializes in wholesale lending. Wholesale lending is the taking of retail mortgage loan originations from mortgage brokers and getting them closed and funded for them, as opposed to dealing directly with the retail customer. AFF’S operations are primarily the acceptance of loan submissions from mortgage brokers and then finding a lender that will do them. In the past AFF operated as the lender in that they underwrote broker loan submissions, closed them with lines of credit and then resoled those loans to banks and other lending institutions who then usually retained the mortgages for servicing. Some smaller, private lenders such as Eastern Savings Bank, would resell those same mortgages to other lenders. AFF no longer sells loans. AFF only acts as a broker agent. We close loans as a originator , primarily with Global’s line of Credit. We do not hold notes for any period of time. There is no credit risk, nor do we intend to hold any mortgage loans for any period of time. For quite some time now and in to the foreseeable future, AFF will take broker loan submissions and will then use the lender contacts of Global Lending Group, (an AFF shareholder), to close and fund those loans. AFF then pays the originating broker a referral fee equal to 2% of the loan amount. Global Lending Group, Inc. is a licensed mortgage lender Global has national approvals to originate and sell loans including direct FHA and VA and agreements to sell loans to major Fannie Mae and Freddie Mac lenders.

Summary of Significant Accounting Policies

Basis of Presentation

The Company prepares its financial statements in conformity with generally accepted accounting principles in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable and have been discussed with the Board of Directors; however, actual results could differ from those estimates.

In the opinion of management, all adjustments consisting of normal recurring adjustments necessary for a fair statement of (a) the result of operations for the year ended March 31, 2009 and 2008; (b) the financial position at March 31, 2009, and (c) cash flows for the year ended March 31, 2009 and 2008 have been made.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Information

The carrying amounts of the Company’s assets and liabilities, which qualify as financial instruments under the FASB Accounting Standards Codification Section No. 825, “Financial Instruments,” (820-10-50) approximates their fair value represented in the accompanying balance sheets. The carrying amounts of current assets and current liabilities approximate their fair value due to the relatively short period of time between the origination of these instruments and their expected realization. The carrying values of the note payable to stockholder approximates fair value based on borrowing rates currently available to the Company for instruments with similar terms and remaining maturities.

Cash and Cash Equivalents

The majority of cash is maintained with a major financial institution in the United States. Deposits with this bank may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed on demand and, therefore, bear minimal risk. The Company considers all highly liquid investments purchased with an original maturity of six months or less to be cash equivalents.

Revenue Recognition

AFF receives origination fees for the origination of loans and recognizes these when the earnings process has been completed and documented through filings with local governmental agencies, generally at closing.

Mortgages, Loan Loss Reserves and Capitalization

AFF does not hold mortgages for investment and thereby does not calculate loan loss reserves and is not subject to any minimum capital requirements by the State or any regulatory agency. AFF utilizes the licenses of Global Lending Group, a related party (See Note 8), for closing and funding any loans that need funding until their sale. These loans are the property of Global Lending Group at closing and as such, are not reflected on the financial statements of AFF.

Property and equipment

Property and Equipment is stated at cost. Depreciation is computed by the straight-line method over estimated useful lives.  The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment exists at the balance sheet dates presented.

Advertising

The costs of advertising are expensed as incurred. Advertising expenses were $2,298 and $3,240 for the years ended March 31, 2009 and 2008, respectively. Advertising expenses are included in the Company’s selling operating expenses.

Income Taxes

Effective January 1, 2007, the Company adopted the provisions of the Accounting Codification Standards, Topic No. 740 “Income Taxes” (ASC 740) which requires use of the liability method. Deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purpose, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

Earnings (Loss) Per Share

The Company follows Accounting Codification Standards, Topic No. 260. Basic earnings (loss) per share calculations are determined by dividing net income (loss) by the weighted average number of shares outstanding during the year. Diluted earnings (loss) per share calculations are determined by dividing net income (loss) by the weighted average number of shares. There are no share equivalents and, thus, anti-dilution issues are not applicable.

Subsequent Events

These interim financial statements were approved by management and were issued on October 22, 2009. Subsequent events have been evaluated through this date.

Recently Issued Accounting Pronouncements

In June 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-01, Topic 105 — Generally Accepted Accounting Principles — amendments based on Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. This ASU reflected the issuance of FASB Statement No. 168. This Accounting Standards Update amends the FASB Accounting Standards Codification for the issuance of FASB Statement No. 168, The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles. This Accounting Standards Update includes Statement 168 in its entirety, including the accounting standards update instructions contained in Appendix B of the Statement. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. The Codification is effective for interim and annual periods ending after September 15, 2009, and as of the effective date, all existing accounting standard documents will be superseded. The Codification is effective for us in the third quarter of 2009, and accordingly, our Quarterly Report on Form 10-Q for the quarter ending September 30, 2009 and all subsequent public filings will reference the Codification as the sole source of authoritative literature.

In June 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-02, Omnibus Update—Amendments to Various Topics for Technical Corrections. This omnibus ASU detailed amendments to various topics for technical corrections. The adoption of ASU 2009-02 will not have a material impact on our financial statements.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-03, SEC Update — Amendments to Various Topics Containing SEC Staff Accounting Bulletins. This ASU updated cross-references to Codification text. The adoption of ASU 2009-03 will not have a material impact on our financial statements.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-04, Accounting for Redeemable Equity Instruments — Amendment to Section 480-10-S99. This ASU represents an update to Section 480-10-S99, Distinguishing Liabilities from Equity, per Emerging Issues Task Force Topic D-98, “Classification and Measurement of Redeemable Securities.” The adoption of ASU 2009-04 will not have a material impact on our financial statements.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05, Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value. This Accounting Standards Update amends Subtopic 820-10, Fair Value Measurements and Disclosures - Overall, to provide guidance on the fair value measurement of liabilities. The adoption of ASU 2009-05 is not expected to have a material impact on our financial statements.

In September 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-06, Implementation Guidance on Accounting for Uncertainty in Income Taxes and Disclosure Amendments for Nonpublic Entities. This Accounting Standards Update provides additional implementation guidance on accounting for uncertainty in income taxes and eliminates the disclosures required by paragraph 740-10-50-15(a) through (b) for nonpublic entities. The adoption of ASU 2009-06 will not have material impact on our financial statements.

In September 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-07, Technical Corrections to SEC Paragraphs. This Accounting Standards Update corrected SEC paragraphs in response to comment letters. The adoption of ASU 2009-07 will not have material impact on our financial statements.

In September 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-08, Earnings Per Share Amendments to Section 260-10-S99. This Codification Update represents technical corrections to Topic 260-10-S99, Earnings per Share, based on EITF Topic D-53, Computation of Earnings Per Share for a Period that Includes a Redemption or an Induced Conversion of a Portion of a Class of Preferred Stock and EITF Topic D-42, The Effect of the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock. The adoption of ASU 2009-08 will not have material impact on our financial statements

In September 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-09, Accounting for Investments-Equity Method and Joint Ventures and Accounting for Equity-Based Payments to Non-Employees. This Accounting Standards Update represents a correction to Section 323-10-S99-4, Accounting by an Investor for Stock-Based Compensation Granted to Employees of an Equity Method Investee. Section 323-10-S99-4 was originally entered into the Codification incorrectly. The adoption of ASU 2009-09 will not have material impact on our financial statements.

In September 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-10, Financial Services-Brokers and Dealers: Investments-Other, Amendment to Subtopic 940-325. This Accounting Standards Update codifies the Observer comment in paragraph 17 of EITF 02-3, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management. The adoption of ASU 2009-10 will not have material impact on our financial statements.

In September 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-11, Extractive Activities-Oil and Gas, Amendment to Section 932-10-S99. This Accounting Standards Update represents a technical correction to the SEC Observer comment in EITF 90-22, Accounting for Gas-Balancing Arrangements. The adoption of ASU 2009-11 will not have material impact on our financial statements.

In September 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-12, Fair Value Measurements and Disclosures (Topic 820), Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent) . This Accounting Standards Update amends Subtopic 820-10, Fair Value Measurements and Disclosures > Overall, to provide guidance on the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). The adoption of ASU 2009-12 will not have material impact on our financial statements.

Note 2

Going Concern

The accompanying unaudited financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which assumes the realization of assets and satisfaction of liabilities in the normal course of business, for the Company to continue as a going concern.

As shown in the accompanying financial statements, AFF incurred operating loss for the six month periods ended September 30, 2009 and 2008. Although the Company does not have a history of losses and maintains a positive net worth, there remains an accumulated deficit and a working capital deficit at March 31, 2009 (audited).  AFF has limited financial resources with which to satisfy any future cash requirements and until such time as AFF is able to raise additional capital or generate positive cash flow from operations, these conditions raise substantial doubt about the Company’s ability to continue as a going concern. AFF’s ability to achieve and maintain profitability and positive cash flow is dependent upon AFF's ability to generate mortgages and thereby origination fees at a rate sufficient to meet obligations and costs. Management plans to fund its future operations by obtaining additional financing and continuing to grow the mortgage origination base. However, there is no assurance that AFF will be able to grow the business or to obtain additional financing from investors or private lenders and, if available, such financing may not be on commercial terms acceptable to AFF or its shareholders. The key factors that are not within the Company's control and that may have a direct bearing on operating results include, but are not limited to, acceptance of the Company's business plan, the ability to raise capital in the future, the ability to expand its customer base, and the ability to hire key employees to provide services. There may be other risks and circumstances that management may be unable to predict.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 3

Property and Equipment

Property and equipment, as of September 30, 2009 and March 31, 2009 consist of:

	September 30, 2009	March 31, 2009
Equipment	$11,673	$11,673
Less accumulated depreciation	7,337	6,503
	$4,336	$5,170

Depreciation of property and equipment was $417, $417, $834 and $834 for the three and six month periods ended September 30, 2009 and 2008, respectively.

Note 4

Sale of Property

In 2005, the Company acquired a single family residence located in South Carolina upon a borrower’s default on a note AFF had sold to an affiliate with recourse. AFF took back the note and the property when the borrower defaulted. The property was recorded at the property’s net realizable fair value, which considered the property market value less expected costs to sell, at the time it was acquired.  The asset was sold in 2009 for net proceeds, after commission and closing costs, of $32,037.  The unimpaired carrying value of $60,000 resulted in recognizing a loss of $27,963 in the current year.

The Company does not have any further exposure to loans with recourse, as it has discontinued the practice, due to the economic uncertainty and the inability to finance such defaults.

Note 5

Income Taxes

The Company has not recognized any deferred tax assets in association with net operating losses and capital losses incurred from marketable equity securities transactions, due to tax limitations and uncertainties concerning its ability to generate taxable income in future periods. The tax benefit for the periods presented is offset by a valuation allowance (100%) established against deferred tax assets arising from the securities capital losses and other temporary differences, the realization of which could not be considered more likely than not. In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not.

As of March 31, 2009, the Company has unused net long-term capital losses of approximately $410,000 and unused Net Operating Loss carryforwards of approximately $56,000 which begins to expire in 2028.  Differences in financial statement accumulated deficit and taxable losses resulting in Net Operating Losses are due to permanent non-deductible stock transactions.

Note 6

Equity

Common Stock

Common Stock includes 50,000,000 shares authorized at a par value of $0.05. The holders of Common Stock and the equivalent Preferred Stock, voting together, shall appoint the members of the Board of the Directors. Each share of Common Stock is entitled to one vote.

Accumulated Other Comprehensive Income (Loss)

As part of the initial phase of capitalization, a non-controlling equity investment in an unaffiliated entity was received in exchange for common stock. As there was no ready market value of the AFF’s issuing stock, the stock was valued at the fair market value of the stock received, which was also the basis of the equity of the individual (majority shareholder after the completion of the stock issuance). The stock received was held as available for sale.  The value of the stock diminished and eventually sold at a loss in 2007, resulting in the reduction of equity.

Note 7

Earnings per Share

Due to the net operating loss, all options and conversions are considered anti-dilutive and therefore only basic calculation is provided. Basic weighted average per share excludes items that would have been included in the fully-diluted weighted average shares. Shares that would be included would be, if exercised, options held by Officers and Directors (2,300,000 common share equivalents).

Note 8

Related Party Transactions

As of September 30, 2009, the Company has a Demand Promissory Note in the amount of $69,030 with a member of the Board of Directors. The note pays interest at the rate of twelve percent and is callable at any time. The purpose for the additional debt was use for operating cash flow requirements.

The Company has Loans to Shareholder that represents loans to Mr. Stirling, President in the amount of $98,459 and $52,287 as of September 30, 2009 and March 31, 2009, respectively. The amount included $100,000 due for the issuance of common shares, based on prior service performed. In mutual agreement with the Board of Directors, Mr. Stirling is applying $20,000 of salary, annually, to reduce amounts outstanding. The amounts due are unsecured, non-interest bearing and are payable on demand.

The Company collected interest and principal on a mortgage note that was purchased by a member of its Board of Directors. The Company received no income from this servicing for the years ended March 31, 2009 and the agreement was concluded as of March 31, 2009.

Through an agreement, in exchange for shares that were given to Global Lending Group, AFF utilizes the licenses of Global Funding Group for loan origination and funding. At funding the loans become the property of Global Funding Group.  There is no recourse to loans and AFF acts solely as a mortgage broker on loans originated.

The amounts and terms of the above transactions may not necessarily be indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent third parties.

Note 9

Commitments and Contingencies

The Company has limited needs for office space and subleases office space on a month to month arrangement. The Company has not entered into any lease arrangement plan. AFF has no known future commitments. Rent expense was $0 and $600 for the six month periods ended September 30, 2009 and 2008, respectively.

From time to time the Company may be a party to litigation matters involving claims against the Company. Currently the Company has been named as a defendant in a lawsuit for unsolicited advertisement. Management does not believe the merits of the claim of $500 with possible treble damages assessment up to $1,500. Due to the uncertainty of outcome, the Company has not accrued any potential liability. The Company does not believe this matter or any other unasserted claims that may exist would have a materially adverse effect on the Company’s financial position or results of operations.

Item 15.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None

Item 16.

Exhibits.

The following exhibits of the registrant are filed as a part of this Registration Statement:

Item 3

1  Articles of Incorporation of American First Financial, Inc. *

 2  Bylaws of American First Financial, Inc. *

Item 4

1

Form of common stock Certificate of American First Financial, Inc.(1)

Item 10

1

Employment Agreement – Stirling *

2

Net Branch Agreement *

———————

(1)

Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

*

Incorporated by reference from Form 10 filed February 6, 2009

**

Filed herewith

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

American First Financial, Inc.

Date: November 12, 2009

By:	/s/ J. R. STIRLING
J. R. Stirling, President